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                                Exhibit 99
[GTSI Logo]
                                            Government Technology Services, Inc.
                                                     4100 Lafayette Center Drive
                                                       Chantilly, VA  20151-1200
                                                                  (703) 502-2000
                                                                    www.gtsi.com

Contacts:

Stephen Waechter                                  Fern Krauss
CFO                                               GTSI
GTSI                                              703-502-2054 or
703-502-2199                                      301-424-9140
Stephen_waechter@gtsi.com                         fern_krauss@gtsi.com


                 GTSI ANNOUNCES RESTRICTED STOCK RE-SALE
                 Chip Lacy Becomes Principal Stockholder

CHANTILLY, VA, July 30, 1998 - - Government Technology Services, Inc. (Nasdaq: GTSI) today announced that Linwood A. ("Chip") Lacy, Jr. acquired an 11.2% stake in GTSI Common Stock. Mr. Lacy purchased 1,100,000 shares of restricted stock from BTG, Inc. (BTG). BTG acquired the restricted stock in the sale of its Product Reseller Division to GTSI in February 1998. As a result of the sale, BTG's ownership interest in GTSI will be less than 20%.

As part of the transaction, Mr. Lacy signed a standstill agreement with GTSI similar to the standstill agreement previously executed between BTG and GTSI. The provisions of the agreement between GTSI and Mr. Lacy include restrictions on the re-sale of the stock for up to two years and limitation of Mr. Lacy's ownership in the Company to approximately 14.7% of stock.

"We look forward to the addition of a major shareholder of Chip's caliber," said Dendy Young, GTSI's Chairman and CEO. "His wide-ranging supplier relationships and in-depth knowledge of our industry clearly will be of tremendous benefit to GTSI." Mr. Lacy currently serves as a member of the boards of directors of EarthLink, Inc. and Entex Information Services, Inc., and was previously the president and chief executive officer of Micro Warehouse in 1997 and the chief executive officer of microcomputer distributor Ingram Micro Inc. from 1989 to 1996.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of
1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company's most recent report on Form 10-K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI is the largest dedicated government reseller providing broad-based information technology solutions. The Company offers access to over 150,000 information technology products from more than 2,100 manufacturers. Headquartered in the Washington, D.C. metropolitan area, GTSI provides products and services to Federal, state and local government customers worldwide.

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GTSI is a registered service mark of Government Technology Services, Inc.
BTG is a registered service mark of BTG, Inc. All other trademarks and service marks are proprietary to their respective owners.